Exhibit 1.01

Verizon Communications Inc. Conflict Minerals Report for Calendar Year 2015

This is the Conflict Minerals Report (“CMR”) of Verizon Communications Inc. (“Verizon”, “Company” or “we”) for the reporting period covering January 1, 2015 through December 31, 2015 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Conflict Minerals Rule”) and Form SD.

Introduction

The Conflict Minerals Rule requires issuers to annually file a Form SD with the United States Securities and Exchange Commission (“SEC”) to disclose information regarding the use and origin of “Conflict Minerals” necessary for the functionality or production of products manufactured or contracted to be manufactured by such issuer. Under the Conflict Minerals Rule, “Conflict Minerals” currently include columbite-tantalite (coltan), cassiterite, gold, wolframite, and also their derivatives tantalum, tin and tungsten. We refer to gold, tantalum, tin and tungsten collectively as “3TG”. The purpose of the Conflict Minerals Rule is to discover if covered issuers’ use of 3TG may have directly or indirectly financed or benefitted armed groups in the Democratic Republic of Congo and its adjoining countries (the “DRC Region”).

This CMR describes how Verizon’s Conflict Minerals compliance program is designed, as well as what steps have been taken to implement the compliance program, conduct in good faith an investigation as to the country of origin of the minerals used in the Verizon products that are within the scope of the Conflict Minerals Rule, and perform due diligence on the source and chain of custody of such minerals (see “Product Description and Determination”).

This CMR is based on information available at the time of filing. This CMR may contain forward-looking statements regarding steps to be taken in the future as we improve our measures with respect to 3TG, and those statements are subject to risks and uncertainties. References to any website in this Form SD or CMR do not incorporate information from that website within this filing.

Forward-looking statements are subject to risks and uncertainties that could cause actual actions or performance to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, (1) the implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers on a timely basis or at all, (2) whether smelters and refiners and other market participants responsibly source Conflict Minerals, (3) internal and external resource constraints, and (4) political and regulatory developments, whether in the DRC Region, the United States or elsewhere. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of filing of this CMR. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of filing of this CMR or to reflect the occurrence of unanticipated events.

Reasonable Country of Origin Inquiry

In accordance with the Conflict Minerals Rule, Verizon’s compliance process includes a “reasonable country of origin inquiry” (“RCOI”) seeking the location of the smelter/refiner facilities used to refine or process the 3TG used in products that are within the scope of the Conflict Minerals Rule. With respect to the products described in the “Product Description and

Determination” section of this CMR (the “Covered Product”), Verizon requested that its relevant supplier complete a Conflict Minerals Reporting Template (the “CMRT Template”) to support the RCOI. The CMRT Template was developed by the Conflict Free Sourcing Initiative (the “CFSI,” see http://www.conflictfreesourcing.org) to assist companies in determining the smelter/refiner facilities contributing 3TG to their products. The CMRT Template requests information regarding a supplier’s own Conflict Minerals diligence policies, in addition to the identification of smelter/refiner facilities within the supply chain, and the country of origin of the 3TG used by such facilities. Verizon is a member of the CFSI, and uses data available to CFSI members to further assess the supplier’s CMRT Template response – see the section below titled “Identifying and Assessing Risks”.

Verizon’s Compliance Framework

In addition to Verizon’s compliance with the due diligence required by the Conflict Minerals Rule, Verizon has adopted a five-step framework recommended by the Organization for Economic Cooperation and Development in its Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and accompanying Supplements (the “OECD Guidance”) as applicable for “downstream companies” (as defined in the OECD Guidance), such as Verizon. The OECD Guidance includes the following steps that downstream companies should include in their Conflict Minerals compliance program:

➢	Establish Strong Company Management Systems
➢	Identify and Assess Risk in the Supply Chain
➢	Design and Implement a Strategy to Respond to Risks
➢	Audit Third-Party Supply Chain Due Diligence
➢	Publicly Report Supply Chain Due Diligence

ESTABLISHMENT OF STRONG COMPANY MANAGEMENT SYSTEMS

Verizon has taken the following steps to strengthen its company management systems with respect to Conflict Minerals matters:

• Instituted a Conflict Minerals Policy. Our Conflict Minerals policy communicates Verizon’s perspective regarding the use of Conflict Minerals, our support of certain cross-industry efforts to address them, and our intent to avoid sourcing 3TG that directly or indirectly benefit non-state armed groups. It also references (and excerpts) a section within our Supplier Code of Conduct devoted to Conflict Minerals. That Supplier Code of Conduct subsection sets forth expectations for our suppliers, including the need for suppliers to assist us with any required RCOI investigations, and the requirement that suppliers of applicable products complete a CMRT Template to support our Conflict Minerals due diligence programs. Our Conflict Minerals policy can be found on the web at: http://www.verizon.com/about/responsibility/policies/

• Created a Team of Appropriate Personnel to Support Conflict Minerals Due Diligence. We assembled an internal team to support our compliance plan. The team includes representatives from our Legal, Sustainability, Global Corporate Citizenship, Supply Chain, External Communications and Internal Audit functions, as well as the appropriate Sourcing teams responsible for managing relevant supplier relationships. Team members periodically review the goals for our Conflict Minerals compliance program, with Legal, Sourcing, Internal Audit and Supply Chain teams taking primary responsibility for supplier-facing diligence and compliance measures.

• Established a System of Controls and Transparency over the Mineral Supply Chain.

Because Verizon does not typically contract to manufacture the products associated with our business, much of our visibility into the mineral supply chain must necessarily come via our suppliers. Verizon has inserted a detailed set of contractual provisions in its supply contracts for products within the scope of Verizon’s reporting obligations under the Conflict Minerals Rule. The provisions require the supplier to establish processes consistent with the Conflict Minerals Rule and the OECD Framework in order to determine the facilities from which the 3TG originates. The contract provisions also require the supplier’s periodic engagement with Verizon with respect to Conflict Minerals due diligence and the supplier’s completion of a CMRT Template for review by Verizon.

The contractual provisions described above are detailed and collaborative, requiring periodic meetings and resource dedication to assure that due diligence proceeds throughout each reporting period. The collaborative nature of the provisions is designed to strengthen engagement with our suppliers in accordance with the OECD Framework. The contractual provisions are separate and in addition to the Conflict Minerals-related obligations contained within our Supplier Code of Conduct and our Conflict Minerals policy.

• Provided a Company-level Grievance Mechanism. — In accordance with our public Supplier Code of Conduct, issues with respect to Conflict Minerals can be reported at any time to our Office of Ethics and Business Conduct through the VZ Compliance Guideline at 844-VZGUIDE (844.894.8433) (within the U.S.), (+)800.0.624.0007 (outside the U.S.), or online at www.verizonguideline.com.

IDENTIFYING AND ASSESSING RISKS

We use the CMRT Template for data collection in connection with our RCOI. The contractual provisions referred to above provide a schedule for the supplier’s delivery of the CMRT Template first in draft and then final form, allowing additional time to address any ‘red flags’ as required by the Conflict Minerals Rule. Typically, the CMRT Template reflects the list of smelter/refiner facilities known by the supplier, or reported to our direct supplier by its own sub-tier suppliers, that contribute 3TG contained in the product to which the CMRT Template relates.

To assist in determining whether due diligence is necessary, Verizon compares the list of smelter/refiner facilities disclosed by our supplier with available information about the regions from which those facilities source 3TG. As a CFSI member, Verizon has access to minerals sourcing information for smelter/refiner facilities known to the CFSI’s Conflict-Free Smelter Program. Where some of the smelter/refiner facilities disclosed by our supplier are indicated by the CFSI’s country of origin data to source 3TG from the DRC Region, or Verizon otherwise has a reason to believe based on the RCOI that 3TG in our supplier’s products may have come from the DRC Region, Verizon will exercise due diligence on the source and chain of custody of the 3TG within the affected Verizon products.

In addition to the direct supplier providing us with its CMRT Template, we request that the supplier provide us CMRT Template data from our direct supplier’s own suppliers. We review these second-tier submissions with our direct supplier to identify areas where the second-tier suppliers’ information gathering process could be improved. Where a second-tier supplier submits an out-of-date or incomplete CMRT Template, or reports on a company-wide level instead of a focus report covering minerals relating to our Covered Product, we and our direct supplier developed communication plans to request improved disclosure from them.

Due Diligence

Verizon designed its due diligence framework to conform, in all material respects, with the OECD Guidance as applicable for “downstream companies” (as defined in the OECD Framework), taking into account Verizon’s position in the 3TG supply chain and the fact that Verizon does not typically contract to manufacture the products associated with its business, and typically has limited engagement with suppliers beyond its direct suppliers.

Verizon’s due diligence framework and actions are described below in the sections titled “Responding to Identified Risks” and “Auditing Supply Chain Due Diligence.”

RESPONDING TO IDENTIFIED RISKS

In addition to instituting a Conflict Minerals Policy, we have implemented a risk management process to respond to identified risks, actively involving the direct supplier where necessary to increase commercial leverage on upstream suppliers.

The risk management process largely relies on suppliers’ CMRT Template submissions. We compare CMRT Template responses to data provided by the CFSI to determine whether the smelter/refiner facilities disclosed by our supplier have engaged in the CFSI Conflict Free Smelter Program. Where smelter/refiner facilities are not listed as “conflict free” or “active” (that is, those facilities had committed to undergo a CFSI facility audit) within the CFSI’s audit program, we engage our supplier for further information and to cooperate on measures to mitigate identified risks. This will typically involve written communication sent by our direct supplier, or by Verizon, to selected upstream suppliers, asking them to consider redirecting their minerals sourcing toward smelter/refiner facilities that are either CFSI-certified “conflict free”, are “active” within the CFSI program, or have indicated to be undertaking corrective action within the CFSI program.

We consider whether additional risk mitigation steps are necessary, such as disengaging or suspending trade with our supplier. We did not view any suspension or disengagement necessary in 2015, largely due to the high level of cooperation from our supplier.

We brief senior management on the results of our risk assessment and mitigation activities.

AUDITING SUPPLY CHAIN DUE DILIGENCE

Because we do not have a direct relationship with any smelter/refiner facilities for minerals contained in our products, we are unable to conduct audits of these entities. Instead, as recommended by the OECD Framework, we participate in industry initiatives for the development and implementation of a smelter/refiner audit program through our membership in the CFSI, which administers the Conflict Free Smelter audit program.

PUBLICALLY REPORTING ON SUPPLY CHAIN DUE DILIGENCE

Our Form SD and CMR for 2015 are publicly available on Verizon’s website at http://www.verizon.com/about/financial-reporting-summary.

Due Diligence Performed and Results

Verizon determined as a result of its RCOI conducted in 2015 that some of the included smelter/refiner facilities that were disclosed may have sourced 3TG from within the DRC Region.

Verizon accessed data about those smelter/refiner facilities disclosed to us that have engaged with the CFSI to undergo an independent audit of the measures those smelter/refiner facilities have in place to assure that they are sourcing only conflict-free 3TG. We further analyzed the CMRT responses to determine which of the smelter/refiner facilities disclosed by our supplier were indicated to be “conflict free” under the CFSI’s audit program. Where smelter/refiner facilities were not listed as compliant with the CFSI’s audit protocols or were not listed as “active” (that is, those smelter/refiner facilities had committed to undergo a CFSI facility audit) within the CFSI’s audit program, we engaged our supplier for further information and a strategy to manage and mitigate identified risks. We and our direct supplier reviewed CMRT Template disclosures from second-tier suppliers to identify which second-tier suppliers were sourcing 3TG from smelter/refiner facilities that were not conflict free smelter/refiner facilities, nor active, nor indicated to be undertaking corrective action. A written communication was sent by our direct supplier to each of those second-tier suppliers (a total of thirteen), asking them to consider redirecting their minerals sourcing to include only those smelter/refiner facilities that are either CFSI-certified Conflict Free Smelters, active or have indicated to be undertaking corrective action. In addition, Verizon sent a similar communication directly to one major second-tier supplier with whom Verizon has an existing commercial relationship, to encourage them to direct their minerals sourcing toward smelter/refiner facilities that were “conflict free” or “active” within the CFSI’s audit program.

Due to our downstream position in the supply chain, we believe that seeking information about 3TG smelter/refiner facilities in our supply chain and otherwise participating in the CFSI’s audit program as described represents a reasonable effort to determine the mines or locations of origin of 3TG in our supply chain.

As a result of the due diligence described above, we identified, based on data we received from our supplier, 247 unique smelter/refiner facilities contributing 3TG contained in our Covered Product for 2015.

Based on data we received from our supplier, we believe that the smelter/refiner facilities listed (with their geographic location) on Annex I may have contributed 3TG to our Covered Product.

Of the 247 smelter/refiner facilities identified, 194 were included on the CFSI’s list of certified Conflict Free Smelters as of February 2016. Based on data we have access to as members of the CFSI regarding compliant smelter/refiner facilities, we believe that the 3TG used in our Covered Product from those smelter/refiner facilities may have come from the countries listed on Annex II or from recycled or scrap materials. Certain of the CFSI-compliant smelter/refiner facilities have not disclosed their sourcing locations to the CFSI, so additional countries may have contributed 3TG to those facilities.

Of the remaining 53 smelter/refiner facilities, 21 were reflected as “active” (that is, those facilities had committed to undergo a CFSI facility audit) within the CFSI’s audit program as of February 2016.

Consistent with our Conflict Minerals Policy, which encourages the responsible sourcing of minerals from within the DRC Region, two CFSI-compliant facilities sourced from within the DRC Region, and an additional 21 CFSI-compliant facilities sourced from the Democratic Republic of Congo itself.

We do not have additional information regarding the 32 smelter/refiner facilities not identified as “conflict free” by the CFSI or active within the CFSI’s audit program.

Steps Taken Or To Be Taken In 2016 To Mitigate Risk And Improve Due Diligence:

Throughout 2016, Verizon and its supplier will follow up on the communication steps described in “RESPONDING TO IDENTIFIED RISKS” and will assess alternative sources of 3TG where improvement is not shown.

In 2016, we will continue to do the following:

•	Engage with suppliers to gain better visibility into our 3TG supply chains, and encourage the further adoption of the CMRT Template;

•	Be an active member of the CFSI; and

•	Work with direct suppliers and engage with our supply chain to increase the quality of the data provided to us.

In addition, as smelter/refiner auditing regimes mature, we will refine and improve contractual provisions that direct suppliers to prefer sources from smelter/refiner facilities that are listed as certified by the CFSI.

PRODUCT DESCRIPTION AND DETERMINATION

The due diligence measures set forth above were undertaken with respect to suppliers of the product that Verizon contracts to manufacture listed below. After taking those due diligence measures, we are not able to determine whether, for all of the 3TG smelter/refiner facilities used in our supply chain, those smelter/refiner facilities sourced 3TG from the DRC Region and, if so, whether that 3TG was sourced from recycled, scrap, or other conflict-free sources.

•	FiOS Quantum Gateway Router

Annex I

Metal	Smelter	Country
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Heraeus Ltd. Hong Kong	China
Gold	Shonan Plant Tanaka Kikinzoku	Japan
Gold	Argor-Heraeus SA	Switzerland
Gold	Mitsubishi Materials Corporation	Japan
Gold	AGR Mathey	Australia
Gold	Dowa	Japan
Gold	Chimet S.p.A.	Italy
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany
Gold	Mitsui Kinzoku Co., Ltd.	Japan
Gold	Metalor Switzerland	Switzerland
Gold	SEMPSA Joyería Platería SA	Spain
Gold	Yokohama Metal Co., Ltd.	Japan
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan
Gold	MEM(Sumitomo Group)	Japan
Gold	Kennecott Utah Copper LLC	United States
Gold	Asaka Riken Co., Ltd.	Japan
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Aurubis AG	Germany
Gold	LS-NIKKO Copper Inc.	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd.	Japan
Gold	Royal Canadian Mint	Canada
Gold	Yamamoto Precious Metal Co., Ltd.	Japan
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Nihon Material Co., Ltd.	Japan
Gold	China’s Shandong Gold Mining Co., Ltd	China
Gold	Valcambi SA	Switzerland
Gold	PAMP SA	Switzerland
Gold	Elemetal Refining, LLC	United States
Gold	Heimerle + Meule GmbH	Germany
Gold	Amagasaki Factory, Hyogo Prefecture, Japan	Japan
Gold	Republic Metals Corporation	United States
Gold	China Henan Zhongyuan Gold Smelter	China
Gold	AngloGold Ashanti Córrego do Sítio Mineração	Brazil
Gold	United Precious Metal Refining, Inc.	United States
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	CCR	Canada
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium
Gold	Asahi Refining USA Inc.	United States

Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor USA Refining Corporation	United States
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Asahi Refining Canada Limited	Canada
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Materion	United States
Gold	Aida Chemical Industries Co., Ltd.	Japan
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	Fujian Zijin mining stock company gold smelter	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	China
Gold	Istanbul Gold Refinery	Turkey
Gold	JCC	China
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Turkey
Gold	PX Précinox SA	Switzerland
Gold	Chugai Mining	Japan
Gold	Cendres + Métaux SA	Switzerland
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation
Gold	Umicore Brasil Ltda.	Brazil
Gold	Guangdong Gaoyao Co	China
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Caridad	Mexico
Gold	Do Sung Corporation	Korea, Republic of
Gold	FSE Novosibirsk Refinery	Russian Federation
Gold	Japan Mint	Japan
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation
Gold	Kyrgyzaltyn JSC	Kyrgyzstan
Gold	L’ azurde Company For Jewelry	Saudi Arabia
Gold	Moscow Special Alloys Processing Plant	Russian Federation
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	Russian Federation
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation
Gold	Sabin Metal Corp.	United States
Gold	SAMWON Metals Corp.	Korea, Republic of
Gold	Accurate Refining Group	United States
Gold	Great Wall Precious Metals Co,. LTD.	China
Gold	Torecom	Korea, Republic of
Tantalum	Global Advanced Metals Boyertown	United States

Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	ULBA	Kazakhstan
Tantalum	F & X	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	Mitsui Mining & Smelting	Japan
Tantalum	H.C. Starck Inc.	United States
Tantalum	Solikamsk	Russian Federation
Tantalum	H.C. Starck Ltd.	Japan
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	H.C. Starck Smelting GmbH & Co.KG	Germany
Tantalum	H.C. Starck Co., Ltd.	Thailand
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	Plansee SE Liezen	Austria
Tantalum	H.C. Starck GmbH Goslar	Germany
Tantalum	Taki Chemicals	Japan
Tantalum	H.C. Starck GmbH Laufenburg	Germany
Tantalum	Conghua Tantalum and Niobium Smeltry	China
Tantalum	Douluoshan Sapphire Rare Metal Co Ltd	China
Tantalum	Exotech Inc.	United States
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	LSM Brasil S.A.	Brazil
Tantalum	Mineração Taboca S.A.	Brazil
Tantalum	Plansee SE Reutte	Austria
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	China
Tantalum	Zhuzhou Cemented Carbide	China
Tantalum	Hi-Temp	United States
Tantalum	KEMET Blue Powder	United States
Tantalum	King-Tan Tantalum Industry Ltd.	China
Tantalum	Metallurgical Products India Pvt. Ltd. (MPIL)	India
Tantalum	RFH	China
Tantalum	Telex Metals	United States
Tantalum	KEMET Blue Metals	Mexico
Tantalum	Molycorp Silmet A.S.	Estonia
Tantalum	QuantumClean	United States
Tin	China Yunnan Tin Co Ltd.	China
Tin	Thai Solder Industry Corp., Ltd.	Thailand
Tin	Brand IMLI	Indonesia
Tin	Indonesian State Tin Corporation Mentok Smelter	Indonesia
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Chengfeng Metals Co Pte Ltd	China
Tin	Rui Da Hung	Taiwan

Tin	PT Inti Stania Prima	Indonesia
Tin	PT Wahana Perkit Jaya	Indonesia
Tin	Dowa	Japan
Tin	PT Artha Cipta Langgeng	Indonesia
Tin	Alent plc	United States
Tin	PT Eunindo Usaha Mandiri	Indonesia
Tin	Fenix Metals	Poland
Tin	Cooper Santa	Brazil
Tin	Mitsubishi Materials Corporation	Japan
Tin	PT Panca Mega Persada	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	Funsur Smelter	Peru
Tin	OMSA	Bolivia
Tin	CV Nurjanah	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Magnu’s Minerais Metais e Ligas Ltda.	Brazil
Tin	PT Mitra Stania Prima	Indonesia
Tin	Mineração Taboca S.A.	Brazil
Tin	PT Belitung Industri Sejahtera	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	CV Serumpun Sebalai	Indonesia
Tin	Metallo-Chimique N.V.	Belgium
Tin	BML	Indonesia
Tin	CV United Smelting	Indonesia
Tin	PT Bangka Tin Industry	Indonesia
Tin	Brand RBT	Indonesia
Tin	China Tin (Hechi)	China
Tin	PT Prima Timah Utama	Indonesia
Tin	Elmet S.L.U. (Metallo Group)	Spain
Tin	Soft Metais Ltda.	Brazil
Tin	PT DS Jaya Abadi	Indonesia
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Kundur Smelter	Indonesia
Tin	EM Vinto	Bolivia
Tin	CV Justindo	Indonesia
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	O.M. Manufacturing Philippines, Inc.	Philippines
Tin	China Rare Metal Material Co., Ltd.	China
Tin	CV Ayi Jaya	Indonesia
Tin	CV Gita Pesona	Indonesia
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Zi-Li	China

Tin	Melt Metais e Ligas S/A	Brazil
Tin	Metallic Resources, Inc.	United States
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand
Tin	Phoenix Metal Ltd.	Rwanda
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Bangka Prima Tin	Indonesia
Tin	PT Cipta Persada Mulia	Indonesia
Tin	Resind Indústria e Comércio Ltda.	Brazil
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam
Tin	VQB Mineral and Trading Group JSC	Viet Nam
Tin	CNMC (Guangxi) PGMA Co., Ltd.	China
Tin	Huichang Jinshunda Tin Co., Ltd.	China
Tin	Jiangxi Nanshan	China
Tin	Linwu Xianggui Ore Smelting Co., Ltd.	China
Tin	PT Karimun Mining	Indonesia
Tin	CV Venus Inti Perkasa	Indonesia
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	China National Non Ferrous	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	Japan
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Chaozhou Xianglu Tungsten Industry Co., Ltd.	China
Tungsten	ATI Metalworking Products	United States
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	Viet Nam
Tungsten	H.C. Starck GmbH	Germany
Tungsten	WBH	Austria
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Xiamen H.C.	China
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	China
Tungsten	H.C. Starck Smelting GmbH & Co.KG	Germany
Tungsten	Hydrometallurg, JSC	Russian Federation
Tungsten	Kennametal Fallon	United States
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	Viet Nam
Tungsten	Pobedit, JSC	Russian Federation
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	China
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	Viet Nam
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Shaoguan Xinhai Rendan Tungsten Industry Co. Ltd	China
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	China
Gold	Daejin Indus Co., Ltd.	Korea, Republic of
Gold	Hwasung CJ Co., Ltd.	Korea, Republic of
Gold	JSC Uralelectromed	Russian Federation
Gold	Kazzinc	Kazakhstan
Gold	Korea Metal Co., Ltd.	Korea, Republic of
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	Mexico
Gold	Schone Edelmetaal B.V.	Netherlands
Gold	Doduco	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.	China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China
Gold	Anhui Tongling Nonferrous Metal Mining Co., Ltd.	China
Gold	CHALCO Yunnan Copper Co. Ltd.	China
Gold	Faggi Enrico S.p.A.	Italy
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Shandong Tarzan Bio-Gold Industry Co., Ltd.	China
Tin	PT Alam Lestari Kencana	Indonesia
Tin	PT Bangka Kudai Tin	Indonesia
Tin	PT Bangka Timah Utama Sejahtera	Indonesia
Tin	PT Seirama Tin Investment	Indonesia
Tin	PT Sumber Jaya Indah	Indonesia
Tin	PT Pelat Timah Nusantara Tbk	Indonesia
Tin	Feinhütte Halsbrücke GmbH	Germany
Tin	Metahub Industries Sdn. Bhd.	Malaysia
Tin	Estanho de Rondônia S.A.	Brazil

Annex II

Argentina
Australia
Austria
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